Exhibit 99.1

BIOGENERIX AND NEOSE ANNOUNCE INITIATION OF 2ND PHASE I CLINICAL TRIAL OF GLYCOPEG-GCSF;
INTERIM RESULTS FROM 1st PHASE I TRIAL SHOW DOSE-DEPENDENT RESPONSE

MANNHEIM, Germany and HORSHAM, PA, March 21, 2007 — BioGeneriX AG, a member of the ratiopharm Group of companies, and Neose Technologies, Inc. (NasdaqGM: NTEC) today announced that the second Phase I clinical trial of GlycoPEG-GCSF, a long acting granulocyte colony stimulating factor (GCSF), has been initiated. This trial in healthy volunteers will compare a single, subcutaneously administered, fixed dose of GlycoPEG-GCSF versus the approved fixed dose of Amgen’s Neulasta®, the only currently marketed long-acting GCSF. GlycoPEG-GCSF is being developed for the treatment of neutropenia associated with cancer chemotherapy.

Interim results from the ongoing Phase I clinical trial show a dose-dependent response for GlycoPEG-GCSF versus Neulasta with no reported serious adverse events. The first Phase 1 study is a single-dose, single-blind, randomized, ascending-dose study, with subjects randomized to receive either GlycoPEG-GCSF or Neulasta.

“The results of our first Phase I study to date support our belief that GlycoPEG-GCSF is an attractive candidate to enter the large and rapidly growing G-CSF category,” said Elmar Schaefer, BioGeneriX chief executive officer.

“We are encouraged by the data and clinical progress of our compound. Our aim is to develop GlycoPEG-GCSF to compete effectively in the long-acting G-CSF market,” said George J. Vergis, Ph.D., Neose president and chief executive officer.”

About GCSF and Neutropenia

GCSF is prescribed to stimulate the production of neutrophils, and is approved for sale in major markets around the world for the treatment of neutropenia associated with myelosuppressive chemotherapy. Worldwide sales in the GCSF category were approximately $4 billion in 2005. Neutropenia is a severe reduction in the number of neutrophils (mature white blood cells) in the circulating blood, commonly associated with cancer chemotherapy. Patients with neutropenia are at increased risk of developing serious infection. If not treated promptly, neutropenia can be life-threatening.

About BioGeneriX AG

BioGeneriX was founded in June 2000 to develop biopharmaceutical drugs with known modes of action and established drug markets. With its internal resources and a large network of strategic partners and service providers, BioGeneriX develops a high-quality biotech portfolio for marketing and distribution by its parent company and global partners. For more information, visit its website at www.biogenerix.com.

About the ratiopharm Group
ratiopharm is Europe’s leading generics producer and in its home country Germany the top selling and most commonly prescribed pharmaceutical brand. The company produces high quality medicines and sells them at low prices. By doing so, it contributes to cost containment in the healthcare sector. With over 700 medicines, available exclusively from pharmacies, it has one of the widest product ranges in the business. ratiopharm sells 322 million pack units every year, meeting the needs of virtually all areas of medicine, from allergies to circulation problems and from gastroenteritis to toothaches. Founded in 1974, ratiopharm is now bringing its business model and experience to international markets. It is already active in 24 countries. In 2005, ratiopharm generated worldwide revenues of 1.6 billion Euros, of which 700 million Euros were from sales in Germany. For more information, visit its website at www.ratiopharm.de.

About Neose Technologies, Inc.

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market, on its own and through strategic partnerships. The lead candidates in its pipeline, NE-180 for use in the treatment of chemotherapy-induced anemia and anemia associated with chronic renal failure and GlycoPEG-GCSF for chemotherapy-induced neutropenia, target markets with aggregate sales in excess of $15 billion. For more information, please visit www.neose.com.

CONTACTS:

BioGeneriX AG

Thomas Brennecke, PhD
Director, Business Development
Phone +49 621 875 56 10

Neose Technologies, Inc.

A. Brian Davis
Sr. Vice President and Chief Financial Officer
215-315-9000

Barbara Krauter
Manager, Corporate Communications
215-315-9004

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that GlycoPEG-GCSF fails in clinical trials, the risk that regulatory approval will not be received for additional trials or that our partner will not fund additional trials, the risk that we will never receive regulatory approval of GlycoPEG-GCSF and the risk that we will be unable to successfully commercialize or market GlycoPEG-GCSF. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the sections of Neose’s Annual Report on Form 10-K for the year ended December 31, 2006, entitled “Risk Factors” and Special Note Regarding Forward-Looking Statements” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.